EXHIBIT 11-1




                          NAC RE CORP. AND SUBSIDIARIES
                    COMPUTATION OF PRIMARY EARNINGS PER SHARE
                (Dollars in thousands, except per share amounts)


Primary Earnings Per Share of Common Stock and Common Stock Equivalents
- -----------------------------------------------------------------------



                                                        Three months ended
                                                             March 31,
                                                     ----------------------
                                                        1996        1995
                                                     ---------   ----------

Net income applicable to Common Stock                  $20,772      $11,375
                                                     =========   ==========

Average number of common shares outstanding         19,210,507   17,524,852


Add:
  Assumed exercise of dilutive stock options (1)       351,363      372,852
                                                     ---------   ----------

Common stock and common stock equivalents
  outstanding                                       19,561,870   17,897,704
                                                     =========   ==========

Net income per share assuming dilution
  of common stock  equivalents                           $1.06        $0.64
                                                     =========   ==========



(1) Computed utilizing the average market price of the Common Stock for the period.


NOTE: The Company's 5.25% Convertible Subordinated Debentures due 2002 are not considered to be common stock equivalents in the calculation of primary earnings per share.


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